Exhibit 99.1

FOR IMMEDIATE RELEASE:

Ann Taylor Increases its Outlook for the First Quarter and Announces

Preliminary First Quarter Sales Results

New York, NY, May 12, 2008 – AnnTaylor Stores Corporation (NYSE: ANN) today announced that it now expects earnings per diluted share for the first quarter will exceed its previous guidance range, due primarily to stronger results at LOFT and better overall expense and inventory management.

Based upon preliminary figures, the Company’s net sales in the fiscal first quarter ended May 3, 2008 increased 2% to approximately $592 million, versus net sales of $580 million in the first quarter ended May 5, 2007. Comparable store sales for the quarter declined 4.3%, with the Ann Taylor division down 11.5% and the LOFT division up 0.7%.

The Company indicated that it currently expects earnings per diluted share for the quarter, excluding previously-announced restructuring costs, to be approximately $0.45-0.47, versus its previous guidance range of $0.35-0.40 per diluted share. The improvement in the Company’s earnings per diluted share outlook for the quarter largely reflects stronger results at LOFT, as well as better overall expense and inventory management and the benefit of the Company’s share repurchase program. The Company indicated that its inventory per square foot was down approximately 15% at the end of the quarter, with both Ann Taylor and LOFT down significantly.

Commenting on the announcement, Ann Taylor President and Chief Executive Officer Kay Krill stated, “We are very pleased with our performance in the first quarter, particularly in light of the ongoing macroeconomic softness and the challenges that virtually all consumer products companies are facing. Our two-pronged strategy to focus our resources on our core businesses and improve our cost structure is clearly the right one for these times, and we believe this focus will enable us to continue to create value for our shareholders. Furthermore, given the significant changes in the retail landscape and consumer environment over the past year, we have decided not to pursue our new concept at the present time, but we are moving forward aggressively with the launch of LOFT Outlet this summer.”

ANNTAYLOR

Ms. Krill continued, “Despite the fact that our first quarter results are tracking ahead of our plan, and we are confident in our business strategy, we remain cautious about our outlook for the balance of the year, given the highly volatile and uncertain nature of the current economic environment. Therefore, at this juncture, as we head into the second quarter, we are maintaining our previous EPS guidance range of $1.80 to $1.90, excluding restructuring costs, for the year.”

The Company will report its first quarter results on May 22, 2008.

About Ann Taylor

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 929 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of February 2, 2008.

Contact:

Judith Pirro

Director, Investor Relations

Ann Taylor Stores Corporation

212-541-3598

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the value of the U.S. dollar against foreign currencies or restrictions on the transfer of funds;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

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risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

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the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	risks associated with the Company’s reliance on foreign sources of production, including financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption;

•	the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected; and

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.